Exhibit 23.3

CONSENT OF TERRA MODELING SOLUTIONS

To:	U.S. Securities and Exchange Commission

Board of Directors of 5E Advanced Materials, Inc.

Re:	Annual Report on Form 10-K of 5E Advanced Materials, Inc. dated August 30, 2023 (“10-K”)

Terra Modeling Solutions (“TMS”), in connection with the 10-K consents to:

(i)
The filing and/or incorporation by reference by the Company and use of the Technical Report Summary titled “Initial Assessment Report (Updated) on 5E Advanced Materials Fort Cady Project” with an effective date and report date of May 11, 2023 (the “Technical Report Summary”) that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the SEC, filed as Exhibit 96.1 to the Annual Report on Form 10-K;

(ii)
The use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form 10-K and any such Technical Report Summary; and

(iii)
The use of any quotation from, or summarization of, the particular section or sections of the Technical Report Summary in the Form 10-K, to the extent it was prepared by us, that we supervised its preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference to the Form 10-K.

TMS is responsible for, and this consent pertains to Sections 8, 9, 10, 11 and 12 of the Technical Report Summary.

Neither the whole nor any part of the Initial Assessment Report (Updated) nor any reference thereto may be included in any other filings with the SEC without the prior written consent of TMS as to the form and context in which it appears.

Dated: August 30, 2023

By:	/s/ Louis Fourie
Name:	Louis Fourie, P.Geo.
Title:	Principal, Terra Modeling Solutions